SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number: 1-7554

                          The Earthgrains Company
------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

    8400 Maryland Avenue, St. Louis, Missouri 63105           (314) 259-7000
------------------------------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, par value $0.01 per share
                      Preferred Stock Purchase Rights
------------------------------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
------------------------------------------------------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    |X|           Rule 12h-3(b)(1)(i)      |X|
    Rule 12g-4(a)(1)(ii)   |_|           Rule 12h-3(b)(1)(ii)     |_|
    Rule 12g-4(a)(2)(i)    |_|           Rule 12h-3(b)(2)(i)      |_|
    Rule 12g-4(a)(2)(ii)   |_|           Rule 12h-3(b)(2)(ii)     |_|
                                         Rule 15d-6               |_|

Approximate number of holders of record
as of the certification or notice date:  Common Stock, 1   Preferred Stock
                                         ---------------   Purchase Rights, 0
                                                          --------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, The Earthgrains Company has caused this certification/notice to signed on its behalf by the undersigned duly authorized person.

                                          THE EARTHGRAINS COMPANY


Date: September 5, 2001                   By:  /s/ Joseph M. Noelker
                                               -------------------------------
                                               Name:  Joseph M. Noelker
                                               Title: Vice President, General
                                                      Counsel & Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.